For Immediate Release


                       Aradyme Closes New Equity Financing

OREM, Utah - December 16, 2005 - Aradyme Corporation (OTCBB: ADYE), a data management company, announced today that it has closed a new equity funding agreement with Eagle Rock Capital, LLC. The agreement allows for a total of $3 million to be invested over a series of payments with the first $1 million having been received as part of the closing. The proceeds provide Aradyme with the necessary working capital to accelerate corporate growth by expanding its sales, marketing, and product development efforts; reduce its outstanding debt and provide for other general business purposes to strengthen the Company's financial position.

"We are extremely pleased to have secured this funding with Eagle Rock Capital," said James R. Spencer, chairman and CEO of Aradyme. "This funding, which has been a part of our strategic plans for some time now, represents the first of several strategic initiatives that we have put in place to continue to build on the success we have had this past year and take advantage of the many new and exciting opportunities that are on the horizon for the Company."

As part of the agreement, Eagle Rock Capital funded Aradyme with an initial $1 million at closing in exchange for a combination of $.20 per share common stock, and a matching warrant to purchase additional common stock at $.50 per share. The additional $2 million funding is scheduled to be completed in a series of four payments over the next 15 months at $.20 per share common stock, with a matching warrant to purchase additional common stock for $.75 per share for the second million and $1.00 per share for the third million.

"We evaluated several different funding offers and felt the opportunity with Eagle Rock Capital was by far the best for our shareholders. If all the funding schedules are met as outlined in the agreement, the net average cost per share of the stock and warrant exercise will be approximately $.48 per share," Spencer said. ADYE closed at $.37 per share on the day the financing agreement was executed.

In conjunction with the agreement, the Company reduced its outstanding debt obligations and successfully renegotiated its executive employment agreements and several other key company relationships. "I was very impressed with management's willingness and ability to make the necessary changes that reaffirmed to me their commitment to the long-term success of the company," said Merwin D. Rasmussen, principal, Eagle Rock Capital, LLC. Further, the Company committed to continuing to exploit its current business opportunities and expand its communication efforts with current and future shareholders.

"As an early investor and director of the Company, I've been tracking Aradyme's growth and progress since its early beginnings. I feel Aradyme is an excellent investment because of the Company's management team, its unique database technologies, and the potential multiple revenue opportunities its technology presents in both the short- and long-term," Rasmussen continued.

The funding agreement obligates Aradyme to file a registration statement with the Securities and Exchange Commission to register for resale the shares of common stock and the shares of common stock issuable upon the exercise of the warrants acquired under the agreement.

"We have had a long history with Mr. Rasmussen as an investor, shareholder and director of our company," Spencer continued. "He has shown time and again that his interests are in line with the long-term objectives of Aradyme and has helped us to meet both the short- and long-term needs of the Company. We feel that with Eagle Rock Capital's continued assistance we will be able to maximize our shareholders' interests over the next few years of our growth."

Aradyme's customers currently use its solutions and services to perform data migration/conversions and integrations, and also develop applications based on the Company's next-generation database management system (DMBS).

About Eagle Rock Capital, LLC
-----------------------------
Eagle Rock Capital is a privately-held equity investment fund for high-growth financing opportunities and is an affiliate of Merwin D. Rasmussen, who is currently serving as a corporate director and corporate secretary for Aradyme Corporation.

About Aradyme Corporation
-------------------------
Aradyme Corporation (OTCBB: ADYE) is a data management company that provides world-class solutions in data migration/conversion, integration and application development. These solutions are made possible through a mix of proprietary next-generation database technologies, methodologies and experience that enables customers to simplify their data management efforts and substantially increase the quality of their data. By leveraging the company's dynamic-schema database management system, which has been in development for more than 25 years, customers are able to bypass the limitations of traditional database technology and achieve greater flexibility in data handling. For more information about Aradyme, call (801)705-5000 or visit the company's web site at www.aradyme.com.

                                       ###

This release contains forward-looking statements. Forward-looking statements are not guarantees of future revenues, sales, agreements, events, growth or results. Forward looking statements are subject to risks and uncertainties outside Aradyme's control. Actual events or results may differ materially from the forward-looking statements.

Financial and Investor Contact:
Scott Mayfield, Chief Financial Officer
Aradyme Corporation
Phone: (801) 705-5032
scott.mayfield@aradyme.com

Media Contact:
Kimberly Carroll, Director of Corporate Communications
Aradyme Corporation
Phone: (801)705-5039
kimberly.carroll@aradyme.com